Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES JANUARY CASH DISTRIBUTION

DALLAS, Texas, January 20, 2012 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $.125910 per unit, payable on February 14, 2012, to unit holders of record on January 31, 2012. Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permianbasintrust.com/.

This month’s distribution increased slightly from the previous month as the result of increased production of both oil and gas and an increase in oil prices offset by a decline in gas pricing.

This would primarily reflect production for the month of November for oil and the month of October for gas. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

As previously reported, ConocoPhillips, as the parent company of Burlington Resources Oil & Gas Company LP, the operator of the Waddell Ranch Properties, notified Permian’s Trustee that as a result of inaccuracies in ConocoPhillips’ accounting and record keeping relating to Permian’s interest in proceeds from the gas plant production since January 2007, ConocoPhillips overpaid Permian approximately $5.9 million. The Trustee continues to evaluate the claim for overpayment.

Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 53,934 bbls and 175,284 Mcf. The average price for oil was $94.44 per bbl and for gas was $7.64 per Mcf. Capital expenditures were approximately $915,774. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	53,934	175,284	$94.44	$7.64	**

Prior Month	44,017	158,627	$83.60	$8.07	**

**This pricing includes sales of gas liquid products.

The 2011 tax information packets are expected to begin mailing directly to unitholders in early March 2012. A copy of Permian’s 2011 tax information booklet will be posted on Permian’s website by March 1, 2012. In addition to the tax booklet the Permian website will also offer two simple calculators for computing the income and expense amounts and the cost depletion. The calculators are expected to be updated with the 2011 tax information by February 1, 2012.

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Contact:	Ron E. Hooper

Senior Vice President

U.S. Trust, Bank of America Private Wealth Management, Trustee

Toll Free – 1.877.228.5085